Exhibit 99.1

Jon Grisham, VP

Investor Relations

914-288-8142

TEAM OF ACADIA REALTY TRUST, MACFARLANE PARTNERS,

P/A ASSOCIATES AND PAUL TRAVIS

SIGNS AGREEMENT TO ACQUIRE THE GALLERY AT FULTON STREET

NEW YORK, NY (February 23, 2007) - Acadia Realty Trust (NYSE: AKR – “Acadia”), a real estate investment trust (“REIT”) today announced that it has, through its Fund II New York Urban-Infill Redevelopment initiative with P/A Associates (“Acadia P/A”) and Paul Travis of Washington Square Partners (collectively, “Acadia P/A–Travis”), entered into an agreement for the purchase of the leasehold interest in The Gallery at Fulton Street and adjacent parking garage in Downtown Brooklyn for $120 million. The fee position in the property is owned by the City of New York and the agreement includes an option to purchase this fee position at a later date. Acadia P/A-Travis is partnering with MacFarlane Partners (“MacFarlane”), the leading national minority-owned real estate management firm and is currently in discussion with AvalonBay Communities, Inc. (“AvalonBay”), one of the largest owners and developers of apartment communities in the country.

Plans for the property include the demolition of the existing improvements and the development of a 1.6 million square foot mixed-use complex to be called “The Center at Albee Square.” The proposed development calls for the construction of a combination of retail, office and residential components, all of which are currently allowed as of right. The new building will be environmentally friendly and qualify for a LEED Silver designation. The residential portion will include both moderate income and market rate rentals under the City’s “80/20 Program”. The transaction is subject to approval by the Mayor of the City of New York.

Acadia P/A-Travis, a majority partner, together with MacFarlane, will develop and operate the retail component, which is anticipated to total 475,000 square feet of prime retail space. Acadia P/A-Travis will also participate in the development of the office component with MacFarlane, which is expected to include approximately 125,000 square feet of Class A office space. MacFarlane and its potential partner, AvalonBay, plan to develop and operate approximately 1,000 residential units with underground parking. Acadia P/A-Travis does not plan on participating in the development of, or having an ownership in, the residential component of the project.

Kenneth F. Bernstein, Acadia’s President and Chief Executive Officer, stated, “Acadia-P/A is excited to be teaming up with Victor MacFarlane and his talented team as well as, potentially, AvalonBay, a leader in residential development - both of which are recognized for their contributions to the urban landscape. We have all worked for months to arrive at a project which is both economically and environmentally sustainable. The Center at Albee Square will give a tremendous boost to Downtown Brooklyn by creating jobs, homes and an exciting shopping environment with both local and national tenants. We appreciate the support we have received from the City of New York, the Downtown Brooklyn Partnership and the Brooklyn Borough President, Marty Markowitz, for the project.“

Paul Slayton, Principal of P/A Associates said, “We are committed to making significant, positive contributions to Downtown Brooklyn, which is already one of the largest and most active shopping and office centers in the City. We will work with the Downtown Brooklyn Advisory and Oversight Committee to ensure the participation of women- and minority-owned businesses in the construction of The Center at Albee Square, a project that will employ 2,800 construction workers and eventually create 1,600 permanent jobs.”

“The Center at Albee Square will play an important role in the ongoing renaissance of Downtown Brooklyn,” said Victor B. MacFarlane, founder and managing principal of MacFarlane Partners. “Adding residential units and office space to a proven retail location will help revitalize what is fast becoming a popular area for people to live, work and play.”

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MacFarlane Partners is the leading minority-owned real estate investment management firm in the United States, with $11.7 billion in assets under management. Founded by Victor B. MacFarlane in 1987, the firm invests in real estate development and redevelopment projects in urban and high-density suburban areas on behalf of pension fund clients.

P/A Associates is a real estate company involved principally in the development of commercial and industrial properties in metropolitan New York and New Jersey. Under the direction of founders Paul Slayton and Aaron Malinsky, P/A Associates has successfully developed a number of urban projects including River Plaza in The Bronx.

Paul Travis is a partner in Washington Square Partners and Kingsbridge Development Partners, a real estate development firm that, together with P/A Associates, developed River Plaza, the first major private development in the Bronx in 20 years. In addition to the Albee Square Project, Paul Travis is a partner in the 2 JFK Corporate Square Project in Downtown Jamaica, Queens.

Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated, self-managed and self-administered equity REIT focused primarily on the ownership, acquisition, redevelopment and management of retail properties, including neighborhood/community shopping centers and mixed-use properties with retail components.

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and “Risk Factors” in the Company’s most recent annual report on Form 10-K filed with the SEC on March 16, 2006, as amended and retrospectively adjusted, (the “Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the Company’s reliance on revenues derived from major tenants; (ii) the Company’s limited control over joint venture investments; (iii) the Company’s partnership structure; (iv) real estate and the geographic concentration of our properties; (v) market interest rates; (vi) leverage; (vii) liability for environmental matters;(viii) the Company’s growth strategy; (ix) the Company’s status as a REIT (x) uninsured losses and (xi) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.